KPMG LLP
Aon Center
Suite 5500
200 E. Randolph Street
Chicago, IL 60601-6436

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.

Exhibit 16.1
June 9, 2025
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Monroe Capital Income Plus Corporation and subsidiaries
(Monroe Capital Income Plus Corporation) and under the date of February 28, 2025, we reported on the consolidated financial statements of Monroe Capital Income Plus Corporation as of and for the year ended
December 31, 2024. On June 3, 2025, we were dismissed.
We have read Monroe Capital Income Plus Corporation’s statements included under Item 4.01 of its Form 8-K dated June 3, 2025, and we agree with such statements except that we are not in a position to agree or disagree with any statements in paragraph 1 of Item 4.01(a) or any statements in Item 4.01(b).
Very truly yours,
/s/ KPMG LLP